Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Each of the below listed subsidiaries is 100% directly owned by CSP Inc. except as otherwise indicated, and all are included in the consolidated financial statements.

NAME OF SUBSIDIARY	STATE OR OTHER JURISDICTION OF INCORPORATION/ ORGANIZATION
CSP Securities Corp. 175 Cabot Street, Suite 210 Lowell, MA 01854	Massachusetts

CSP Inc. Foreign Sales Corp., Ltd. 175 Cabot Street, Suite 210 Lowell, MA 01854	U.S. Virgin Islands

Modcomp, Inc (1). 951 Broken Sound Parkway NW, Suite 250 Boca Raton, FL 33487	Delaware

ARIA Cybersecurity Inc. 175 Cabot Street, Suite 210 Lowell, MA 01854	Delaware

(1)	Modcomp has one subsidiary operating in Europe